AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 2014

Registration No. 333-196914

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Independence Contract Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1381	37-1653648
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11601 North Galayda Street

Houston, Texas 77086

(281) 598-1230

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philip A. Choyce

Senior Vice President and Chief Financial Officer

11601 North Galayda Street

Houston, Texas 77086

(281) 598-1230

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Buck	J. Michael Chambers
Melinda Brunger	David J. Miller
Andrews Kurth LLP 600 Travis Street Suite 4200 Houston, Texas 77002	Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-196914) of Independence Contract Drilling, Inc. is being filed solely to amend Item 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 4 does not modify any provision of the preliminary prospectus contained in Part I or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 4 does not include a copy of the preliminary prospectus.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the New York Stock Exchange (the “NYSE”) listing fee, the amounts set forth below are estimates.

SEC registration fee	$23,700
FINRA filing fee	26,375
NYSE listing fee	$125,000
Accounting fees and expenses	$715,000
Legal fees and expenses	$750,000
Printing and engraving expenses	$400,000
Transfer agent and registrar fees	$5,000
Miscellaneous	$5,000

Total	$2,048,593

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability:

•	for any breach of the director’s duty of loyalty to our company or our stockholders;

•	for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the fullest extent permitted by the DGCL.

We have also entered into indemnification agreements with all of our directors and some of our executive officers. These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of us or any of our affiliates, or is or was serving at our request in such a position for another entity. The indemnification agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against us, except for:

•	claims regarding the indemnitee’s rights under the indemnification agreement;

•	claims to enforce a right to indemnification under any statute or law; and

•	counter-claims against us in a proceeding brought by us against the indemnitee or any other person, except for claims approved by our board of directors.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of the above indemnitees. These policies will include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees will be named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

We intend to maintain liability insurance policies that indemnify our directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act, that may be incurred by them in their capacity as such.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers by the underwriters against certain liabilities arising under the Securities Act in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

In exchange for all of the rig manufacturing and related field service assets and intellectual property of GES, in March 2012, we issued 1,000,000 shares (1,570,000 shares after giving effect to a 1.57-for-1 stock split) of our common stock and a warrant to purchase 1,400,000 shares (2,198,000 shares after giving effect to a 1.57-for-1 stock split) of our common stock to GES, an accredited investor, pursuant to Rule 4(a)(2) of the Securities Act.

Contemporaneously with the contribution of assets from GES, in March 2012, we issued 1,500,000 shares (2,355,000 shares after giving effect to a 1.57-for-1 stock split) of our common stock to RigAssetCo, an accredited investor, pursuant to Rule 4(a)(2) of the Securities Act in exchange for cash balances and two drilling contracts.

In March 2012, we issued 5,263,900 shares (8,264,323 shares after giving effect to a 1.57-for-1 stock split) of our common stock in a private placement pursuant to Rule 4(a)(2) of the Securities Act, providing net proceeds to us of approximately $98.4 million. Pursuant to a Purchase/Placement Agreement, FBR Capital Markets & Co. acted as initial purchaser and placement agent to certain qualified institutional buyers and other accredited investors. We used the net proceeds from our private placement in March 2012 to continue the manufacturing our ShaleDriller™ rig fleet, expansion of our manufacturing and operating capacity, working capital and for general corporate purposes. We also used the net proceeds to repay the $2.1 million of long-term indebtedness we assumed in connection with the GES Transaction.

From March 2, 2012 through February 1, 2013, we granted to our employees options to purchase an aggregate of 613,500 shares (963,196 shares after giving effect to a 1.57-for-1 stock split) of common stock under our 2012 Omnibus Incentive Plan pursuant to Rule 701 under the Securities Act at an exercise price of $20.00 per share ($12.74 per share after giving effect to a 1.57-for-1 stock split).

From March 2, 2012 through April 1, 2013, we granted our employees and directors 176,500 restricted shares (277,105 restricted shares after giving effect to a 1.57-for-1 stock split) of our common stock under our 2012 Omnibus Incentive Plan pursuant to Rule 701 under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit number	Description
1.1**	Form of Underwriting Agreement

3.1**	Amended and Restated Certificate of Incorporation of Independence Contract Drilling, Inc.

3.2**	Form of Amended and Restated Certificate of Incorporation of Independence Contract Drilling, Inc.

3.3**	Amended and Restated Bylaws of Independence Contract Drilling, Inc.

4.1**	Form of Common Stock Certificate

4.2**	Warrant to Purchase Common Stock of Independence Contract Drilling, Inc., dated March 2, 2012

5.1**	Opinion of Andrews Kurth LLP as to the legality of the securities being registered

10.1**	Asset Contribution and Share Subscription Agreement by and among Global Energy Services Operating, LLC, Independence Contract Drilling LLC and Independence Contract Drilling, Inc., dated November 23, 2011

10.2**	Amendment No. 1 to Asset Contribution and Share Subscription Agreement by and among Global Energy Services Operating, LLC, Independence Contract Drilling LLC and Independence Contract Drilling, Inc., dated December 15, 2011

10.3**	Amendment No. 2 to Asset Contribution and Share Subscription Agreement by and among Global Energy Services Operating, LLC, Independence Contract Drilling LLC and Independence Contract Drilling, Inc., dated March 1, 2012

Exhibit number	Description

10.4**	Registration Rights Agreement by and among Independence Contract Drilling, Inc., FBR Capital Markets & Co., Sprott Resource Partnership, Independence Contract Drilling LLC, 4D Global Energy Investments plc and Global Energy Services Operating, LLC, dated March 2, 2012

10.5**	Letter agreement by and among Independence Contract Drilling, Inc., Independence Contract Drilling LLC, Global Energy Services Operating, LLC, 4D Global Energy Investments plc and Sprott Resource Partnership, dated March 1, 2012

10.6**	Transition Services Agreement by and between Independence Contract Drilling, Inc. and Global Energy Services Operating, LLC effective as of March 2, 2012

10.7**	Credit Agreement, dated effective as of May 10, 2013, by and among Independence Contract Drilling, Inc., the Lenders party thereto and CIT Finance LLC, as Administrative Agent, Collateral Agent, and Swingline Lender

10.8**	First Amendment to Credit Agreement, dated effective as of February 21, 2014, by and among Independence Contract Drilling, Inc., the Lenders party thereto and CIT Finance LLC, as Administrative Agent and Collateral Agent, as Issuing Bank and as Swingline Lender

10.9**	Second Amendment to Credit Agreement, dated effective as of May 12, 2014, by and among Independence Contract Drilling, Inc., the Required Lenders party thereto and CIT Finance LLC, as Administrative Agent and Collateral Agent, as Issuing Bank and as Swingline Lender

10.10#**	Amended and Restated Executive Employment Agreement between Independence Contract Drilling, Inc. and Byron Dunn effective as of February 29, 2012

10.11#**	Amended and Restated Executive Employment Agreement between Independence Contract Drilling, Inc. and Philip A. Choyce effective as of February 29, 2012

10.12#**	Executive Employment Agreement between Independence Contract Drilling, Inc. and Ed Jacob effective as of February 1, 2013

10.13#**	Amended and Restated Executive Employment Agreement between Independence Contract Drilling, Inc. and Dave Brown effective as of March 2, 2012

10.14#**	Amended and Restated Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan, as amended , 2014

10.15#**	Form of Restricted Stock Award Agreement pursuant to the Amended and Restated Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan

10.16#**	Form of Nonqualified Stock Option Award Agreement pursuant to the Amended and Restated Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan

10.17#**	Form of Restricted Stock Award Agreement pursuant to the Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan

10.18#**	Form of Nonqualified Stock Option Award Agreement pursuant to the Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan

10.19#**	Form of Performance Unit Award Agreement Total Shareholder Return

10.20#	Form of Performance Unit Award Agreement Cumulative EBITDA

10.21#	Form of Change of Control Agreement

Exhibit number	Description

10.22**	Acknowledgement and Registration Rights Agreement as entered into as of July 17, 2014 by and among Independence Contract Drilling, Inc., FBR Capital Markets & Co., Sprott Resource Partnership, Independence Contract Drilling LLC and Global Energy Services Operating, LLC

10.23#**	Form of Indemnification Agreement

10.24#**	Form of Amended and Restated Executive Employment Agreement for named executive officers

23.1**	Consent of PricewaterhouseCoopers LLP

23.2**	Consent of Calvetti Ferguson

23.3**	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1 hereto)

24.1**	Powers of Attorney

*	To be filed by amendment.
**	Previously filed.
#	Indicates management contract or compensatory plan, contract or agreement.

(b) Financial Statement Schedules. Financial statement schedules are omitted because the required information is not applicable, not required or included in the financial statements or the notes thereto included in the prospectus that forms a part of this registration statement.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 4, 2014.

INDEPENDENCE CONTRACT DRILLING, INC.

By:	/s/ Byron A. Dunn
Byron A. Dunn
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas R. Bates, Jr.	Chairman of the Board	August 4, 2014

/s/ Byron A. Dunn Byron A. Dunn	Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2014

/s/ Philip A. Choyce Philip A. Choyce	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 4, 2014

* Michael J. Harwell	Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 4, 2014

* Edward S. Jacob, III	President, Chief Operating Officer and Director	August 4, 2014

* Arthur Einav	Director	August 4, 2014

* Matthew D. Fitzgerald	Director	August 4, 2014

Signature	Title	Date

* Daniel F. McNease	Director	August 4, 2014

* Tighe Noonan	Director	August 4, 2014

*By:	/s/ Philip A. Choyce
Philip A. Choyce
(Attorney-in-Fact)

INDEX TO EXHIBITS

Exhibit number	Description

1.1**	Form of Underwriting Agreement

3.1**	Amended and Restated Certificate of Incorporation of Independence Contract Drilling, Inc. to be effective following this offering

3.2**	Form of Amended and Restated Certificate of Incorporation of Independence Contract Drilling, Inc.

3.3**	Amended and Restated Bylaws of Independence Contract Drilling, Inc.

4.1**	Form of Common Stock Certificate

4.2**	Warrant to Purchase Common Stock of Independence Contract Drilling, Inc., dated March 2, 2012

5.1**	Opinion of Andrews Kurth LLP as to the legality of the securities being registered

10.1**	Asset Contribution and Share Subscription Agreement by and among Global Energy Services Operating, LLC, Independence Contract Drilling LLC and Independence Contract Drilling, Inc., dated November 23, 2011

10.2**	Amendment No. 1 to Asset Contribution and Share Subscription Agreement by and among Global Energy Services Operating, LLC, Independence Contract Drilling LLC and Independence Contract Drilling, Inc., dated December 15, 2011

10.3**	Amendment No. 2 to Asset Contribution and Share Subscription Agreement by and among Global Energy Services Operating, LLC, Independence Contract Drilling LLC and Independence Contract Drilling, Inc., dated March 1, 2012

10.4**	Registration Rights Agreement by and among Independence Contract Drilling, Inc., FBR Capital Markets & Co., Sprott Resource Partnership, Independence Contract Drilling LLC, 4D Global Energy Investments plc and Global Energy Services Operating, LLC, dated March 2, 2012

10.5**	Letter agreement by and among Independence Contract Drilling, Inc., Independence Contract Drilling LLC, Global Energy Services Operating, LLC, 4D Global Energy Investments plc and Sprott Resource Partnership, dated March 1, 2012

10.6**	Transition Services Agreement by and between Independence Contract Drilling, Inc. and Global Energy Services Operating, LLC effective as of March 2, 2012

10.7**	Credit Agreement, dated effective as of May 10, 2013, by and among Independence Contract Drilling, Inc., the Lenders party thereto and CIT Finance LLC, as Administrative Agent, Collateral Agent, and Swingline Lender

10.8**	First Amendment to Credit Agreement, dated effective as of February 21, 2014, by and among Independence Contract Drilling, Inc., the Lenders party thereto and CIT Finance LLC, as Administrative Agent and Collateral Agent, as Issuing Bank and as Swingline Lender

10.9**	Second Amendment to Credit Agreement, dated effective as of May 12, 2014, by and among Independence Contract Drilling, Inc., the Required Lenders party thereto and CIT Finance LLC, as Administrative Agent and Collateral Agent, as Issuing Bank and as Swingline Lender

10.10#**	Amended and Restated Executive Employment Agreement between Independence Contract Drilling, Inc. and Byron Dunn effective as of February 29, 2012

10.11#**	Amended and Restated Executive Employment Agreement between Independence Contract Drilling, Inc. and Philip A. Choyce effective as of February 29, 2012

10.12#**	Executive Employment Agreement between Independence Contract Drilling, Inc. and Ed Jacob effective as of February 1, 2013

10.13#**	Amended and Restated Executive Employment Agreement between Independence Contract Drilling, Inc. and Dave Brown effective as of March 2, 2012

Exhibit number	Description

10.14#**	Amended and Restated Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan, as amended , 2014

10.15#**	Form of Restricted Stock Award Agreement pursuant to the Amended and Restated Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan

10.16#**	Form of Nonqualified Stock Option Award Agreement pursuant to the Amended and Restated Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan

10.17#**	Form of Restricted Stock Award Agreement pursuant to the Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan

10.18#**	Form of Nonqualified Stock Option Award Agreement pursuant to the Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan

10.19#**	Form of Performance Unit Award Agreement Total Shareholder Return

10.20#	Form of Performance Unit Award Agreement Cumulative EBITDA

10.21#	Form of Change of Control Agreement

10.22**	Acknowledgement and Registration Rights Agreement, entered into as of July 17, 2014, by and among Independence Contract Drilling, Inc., FBR Capital Markets & Co., Sprott Resource Partnership, Independence Contract Drilling LLC, and Global Energy Services Operating, LLC

10.23#**	Form of Indemnification Agreement

10.24#**	Form of Amended and Restated Executive Employment Agreement for named executive officers

23.1**	Consent of PricewaterhouseCoopers LLP

23.2**	Consent of Calvetti Ferguson

23.3**	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1 hereto)

24.1**	Powers of Attorney

*	To be filed by amendment.
**	Previously filed.
#	Indicates management contract or compensatory plan, contract or agreement.